Exhibit 99.1

5650 Hollis Street | Emeryville, CA | 94608 Office: 510.845.1999

Grocery Outlet Holding Corp. Announces Secondary Offering of Shares of Common Stock

Emeryville, CA – January 27, 2020 – Grocery Outlet Holding Corp. (NASDAQ: GO) (the “Company”) today announced that certain selling stockholders of the Company, including the selling stockholder affiliated with Hellman & Friedman LLC (the “H&F Investor”), have commenced an underwritten public offering of 14,000,000 shares of the Company’s common stock pursuant to a registration statement filed with the Securities and Exchange Commission. Additionally, the H&F Investor intends to grant the underwriters a 30-day option to purchase up to 2,100,000 additional shares of the Company’s common stock.

The Company is not selling any shares of common stock in the offering, will not receive any of the proceeds from the sale and will bear the costs associated with the sale of such shares, other than underwriting discounts and commissions.

The offering is being made through an underwriting group led by BofA Securities.

A registration statement on Form S-1, including a prospectus, which is preliminary and subject to completion, relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities may be made only by means of a prospectus. Copies of the preliminary prospectus may be obtained by contacting: BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@bofa.com.

About Grocery Outlet

Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold through a network of independently operated stores. Grocery Outlet has more than 300 stores in California, Washington, Oregon, Pennsylvania, Idaho and Nevada. Grocery Outlet stores carry an ever-changing assortment of “WOW!” deals, complemented by everyday staple products.

MEDIA CONTACT:

Layla Kasha

510-379-2176

lkasha@cfgo.com

INVESTOR RELATIONS CONTACT:

Jean Fontana

646-277-1214

Jean.Fontana@icrinc.com